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Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE BY-LAWS

OF

CONCEPTUS, INC.

        The undersigned, being the duly acting and appointed Secretary of Conceptus, Inc., a Delaware corporation, hereby certifies that the Board of Directors of this corporation amended the first sentence of Article III, Section 3.2 of the By-laws of this corporation to read as follows, effective as of the date set forth below:

  "The Board of Directors shall consist of eight (8) persons until changed by a proper amendment of this Section 3.2."

Dated: April 8, 2004	/s/ MICHAEL W. HALL Michael W. Hall, Secretary

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  Exhibit 3.5
CERTIFICATE OF AMENDMENT TO THE BY-LAWS OF CONCEPTUS, INC.